Exhibit 10.24

March 10, 2009

Brian Stiver
471 San Gabriel Court
Sierra Madre, CA 91024

Dear Brian,

We are pleased to extend an offer of employment for the position of Vice President Sales, Infusion and Specialty with BioScrip, Inc. (together with its subsidiaries, the “Company”), reporting to the Executive Vice President of Infusion and AIC. We would like your employment to begin on Wednesday, March 11, 2009. Subject to the terms and conditions of this letter, you acknowledge and understand that you are an employee at will. This offer is contingent upon the satisfactory completion of background checks.

This offer includes an annual base salary of $180,000, payable on a bi-weekly basis, subject to applicable taxes and other withholdings. Your salary would be paid to you via automatic deposit to your bank account. You would initially be entitled to four weeks (20 business days) of vacation per year during your first year of employment. As an employee, your vacation will be earned according to the customary policies of the Company. You will also be eligible to submit up to $500 per month in reimbursable auto expenses to paid be through our Accounts Payable process..

During the term of your employment, you shall be permitted, if and to the extent eligible, to participate in all employee benefits plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, at the Company’s and the Board of Director’s discretion. As a point of clarification, you would be eligible for medical coverage under our benefits programs on the first of the month following your hire date.

Additionally, you would be eligible to participate in BioScrip’s Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the last date of the fiscal year on which a bonus is based. You would be eligible for a bonus of up to 30% of your base salary with the pool determined by the Company and the Board of Directors and subject to corporate, departmental and individual objectives being met.

Subject to the approval of the Board of Directors, you would be granted shares of standard stock options and shares of restricted stock commensurate with your position in the company. Stock options currently vest at the rate of one-third (1/3) per year over three (3) years in equal installments. Restricted stock vests based on time and market measurements, but are subject to change from time to time with regard to future grants.

For purposes of federal immigration law, you would be required to provide, as required by rules and regulations of the U.S. Department of Justice, Immigration and Naturalization Service, documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your commencement date, or our employment relationship with you may be terminated.
As a condition to your employment, you would be obligated to enter into a restrictive covenant agreement (attached), covering, among other things, non-competition provisions, non-solicitation provisions, and the protection of the Company’s trade secrets. In the event of an involuntary termination of your employment you will be paid your base salary as in effect on the date of your termination and be reimbursed for the cost of your health benefits continuation for a period of twelve (12) months following the date of your termination (the “Severance Period”) provided that you execute the Company’s standard Waiver and Release Agreement. If during the Severance Period you accept new employment, any remaining severance payments will be reduced to an amount equal to the difference between your base salary on the date of termination and your new base salary or if your new base salary is the same or greater than your new salary on the date of termination no further payments will be made. In addition, if your new employer offers health insurance reimbursement for health benefits will cease.

For clarification and the protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and the Company. No prior promises, representations, and/or understandings relating to the offer of employment as set forth in this letter are to be considered part of this letter. This offer supersedes all prior offers, both verbal and written.

Please call me to discuss any questions or comments that you may have regarding these terms. Please return your paperwork by mail or fax to:

Beckey Skouge
Director of Human Resources
BioScrip
10050 Crosstown Circle
Eden Prairie, MN 55344

Direct:     952-979-3633
Fax:         952-352-6606

We are very pleased at the prospect of you joining our team!

Sincerely,

Rebecca Skouge, SPHR
Director of Human Resources

I accept the offer of employment as stated.

/s/Brian Stiver                    3-10-09
Brian Stiver                    Date signed

3-24-09
Start Date